Exhibit 23.7
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 10, 2006, accompanying the consolidated financial statements of Compass AC Holdings, Inc. as of December 31, 2005 and for the period from September 20, 2005 (inception) through December 31, 2005 contained in Amendment No. 2 to the Registration Statement and Prospectus of Compass Diversified Trust. We consent to the use of the aforementioned report in Amendment No. 2 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP
Denver, Colorado
March 14, 2006